EXHIBIT (4)

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-	4,000,000 Units
CUSIP 59021W 54 8	(Each Unit representing $10 original public offering price per Note)

MERRILL LYNCH & CO., INC.

Long Short Notes Linked to the Select Sector Basket/Nasdaq-100

Long Short Index due August 1, 2005

(the “Notes”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, a sum for each Unit equal to the Redemption Amount, if any, as defined below, on August 1, 2005 (the “Stated Maturity”).

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Note is one of the series of Long Short Notes Linked to the Select Sector Basket/Nasdaq-100 Long Short Index (the “Composite Index”) due August 1, 2005.

Payment at Maturity

The “Redemption Amount” with respect to each Unit of this Note will be determined by the Calculation Agent (as defined below) and equals:

$10.00 x	(	Ending Value	)
Starting Value

In no event will the Redemption Amount be less than zero.

The Starting Value equals 100.00. The Ending Value will be determined by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Calculation Agent”) and will equal the average (arithmetic mean) of the closing levels of the Composite Index (as defined below) determined on each of the first five Calculation Days during the Calculation Period (each as defined below). If there are fewer than five Calculation Days in the Calculation Period, then the Ending Value will equal the average (arithmetic mean) of the closing levels of the Composite Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing level of the Composite Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value shall equal the closing level of the Composite Index determined on the last scheduled Index Business Day (as defined below) in the Calculation Period regardless of the occurrence of a Market Disruption Event (as defined below) on that Index Business Day.

The “Composite Index” is an index consisting of a leveraged long position over the basket of five indices comprising the Select Sector Basket (as defined below) and a short position in the Nasdaq-100 Index (each of the indices in the Select Sector Basket and the Nasdaq-100 Index being an “Index Component”). The “Select Sector Basket” is comprised of the Consumer Staples Select Sector Index, the Energy Select Sector Index, the Health Care Select Sector Index, the Industrial Select Sector Index and the Utilities Select Sector Index, each as published by Standard & Poor’s. A fixed factor (the “Multiplier”) has been determined for each Index Component by multiplying the weight for each Index Component by 100 and dividing the result by the relevant closing value for such Index Component. The Multipliers will not be revised, except that the Calculation Agent may in its good faith judgment adjust the Multiplier of any Index Component in the event such Index Component is changed or modified in a manner that does not, in the opinion of the Calculation Agent, fairly represent the value of such Index Component had those changes or modifications not been made. For each Index Component, the symbol, weight, closing value, Multiplier and Composite Index level are shown below.

Index Components	Sym	Weight	Closing Value	Multiplier	Composite Index Points
Consumer Staples Select Sector Index	IXR	30%	222.56	0.134795111	30
Energy Select Sector Index	IXE	30%	282.98	0.106014559	30
Health Care Select Sector Index	IXV	30%	292.47	0.102574623	30
Industrial Select Sector Index	IXI	30%	255.01	0.117642445	30
Utilities Select Sector Index	IXU	30%	241.98	0.123977188	30
Nasdaq-100 Index	NDX	-50%	1,381.86	-0.036183116	-50

If on any date the closing level of the Composite Index is equal to or less than 50.00, the Notes will be redeemed on the fifth Business Day (as defined below) following such date (the “Early Redemption Date”). The amount of the cash payment paid with respect to each Unit upon any such Early Redemption Date will be equal to the Redemption Amount, provided, however, the Ending Value shall equal the average of the closing levels of the Composite Index on the two Index Business Days immediately succeeding the date the closing level of the Composite Index was less than or equal to 50.00, and further provided that if a Market Disruption Event occurs on either date and if there is only one Calculation Day, the Ending Value will be determined on such Calculation Day. If a Market Disruption Event occurs on both dates, the Ending Value will be determined using the closing level of the Composite Index on the second Index Business Day following the date the closing level of the Composite Index was less than or equal to 50.00, regardless of the occurrence of a Market Disruption Event on such date. In no event will the Redemption Amount be less than zero.

The “Calculation Period” means the period from and including the seventh scheduled Index Business Day prior to the Stated Maturity to and including the second scheduled Index Business Day prior to the Stated Maturity.

“Calculation Day” means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

An “Index Business Day” means a day on which each of the Index Components or any Successor Index (as defined below) is calculated and published.

All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of the Notes.

Adjustments to the Index Components; Market Disruption Events

If at any time either Standard & Poor’s or The Nasdaq Stock Market, Inc. (each a “Component Publisher”) makes a material change in the formula for or the method of calculating its respective Index Components or Index Component or in any other way materially modifies an Index Component so that the Index Component does not, in the opinion of the Calculation Agent, fairly represent the value of the Index Component had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of the Composite Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to each Index Component as if those changes or modifications had not been made, and calculate the closing value with reference to each Index Component, as so adjusted. Accordingly, if the method of calculating the Index Component is modified so that the value of the Index Component is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent shall adjust the Index Component in order to arrive at a value of the Index Component as if it had not been modified, e.g., as if the split had not occurred.

“Market Disruption Event” means either of the following events, as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, in 20% or more of the stocks which then comprise an Index Component or any Successor Index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to an Index Component, or any Successor Index, which are traded on any major U.S. exchange.

For the purpose of the above definition:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange; and

(2)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under New York Stock Exchange (“NYSE”) Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Discontinuance of the Composite Index

If either Component Publisher discontinues publication of its respective Index Components and the Component Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to its respective Index Component (a “Successor Index”), then, upon the Calculation Agent’s notification of its determination to the Trustee and the Company, the Calculation Agent will substitute the Successor Index as calculated by the Component Publisher or any other entity for the Index Component and calculate the closing value as described above under “Payment at Maturity”. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of the Notes.

In the event that a Component Publisher discontinues publication of an Index Component and:

•	the Calculation Agent does not select a Successor Index, or

•	the Successor Index is no longer published on any of the Calculation Days,

the Calculation Agent will compute a substitute value for the Index Component in accordance with the procedures last used to calculate the Index Component before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Index Component as described below, the Successor Index or value will be used as a substitute for the Index Component for all purposes, including for purposes of determining whether a Market Disruption Event exists.

If a Component Publisher discontinues publication of an Index Component before the Calculation Period and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value, or

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

A “Business Day” means a day on which the NYSE, the American Stock Exchange and the Nasdaq National Market are open for trading.

General

This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes, and the terms upon which the Notes are, and are to be, authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of the Notes, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of the Notes.

The Notes are not subject to optional redemption by the Company prior to the Stated Maturity.

In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount, if any, calculated as though the date of early repayment were the Stated Maturity of the Notes.

In case of default in payment of the Notes (whether at the Stated Maturity, Early Redemption Date or upon acceleration), from and after such date of default the Notes shall bear interest, payable upon demand of the Holders thereof, at the rate of 1.10% per annum (to the extent that payment of such interest shall be legally enforceable) on the unpaid amount due and payable on such date in accordance with the terms of the Notes to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate original public offering price or principal amount, as the case may be of the Securities at the time Outstanding, of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount with respect to this Note and any interest on any overdue amount thereof at the time, place, and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate original public offering price, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of a single Unit and integral multiples thereof. This Note shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate original public offering price, in denominations of a single Unit and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

The Company and the Holder of a Note by acceptance hereof hereby agree (in absence of an administrative determination or judicial ruling to the contrary) to characterize and treat each Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Composite Index.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 30, 2004

CERTIFICATE OF AUTHENTICATION		MERRILL LYNCH & CO., INC.
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

[Copy of Seal]

JPMorgan Chase Bank, as Trustee		By:
Treasurer

By:		Attest:
Authorized Officer			Secretary